Exhibit 21      Subsidiaries of the Company


NAME OF SUBSIDIARY                    INCORPORATION OR PLACE OF ORGANIZATION

Alexander City Casting Company, Inc.  Alabama

Cast-Matic Corporation                Michigan

Columbus Neunkirchen Foundry, GmbH    Germany

Frisby P.M.C., Inc.                   Illinois

Industrial Powder Coatings, Inc.      Ohio

Intermet International, Inc.          Georgia

Iowa Mold Tooling Co., Inc.           Iowa

Ironton Iron, Inc.                    Ohio

Lower Basin, Inc.                     Delaware

Lynchburg Foundry Company             Virginia

New River Castings Company            Delaware

Northern Castings Corporation         Georgia

PBM Industries, Inc.                  Delaware

Pennsylvania Castings Corporation     Georgia

Sudbury, Inc.                         Delaware

Transnational Indemnity Company       Vermont

Wagner Castings Company               Delaware

Wagner Havana, Inc.                   Delaware

Western Capital Corporation           Nebraska